EXHIBIT 2.1
                                                                     -----------

                          AGREEMENT AND PLAN OF MERGER
                                     BETWEEN
                                  NUCLEUS, INC.
                                       AND
                            TELOS DISTRIBUTING, INC.
                                  May 21, 1999

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                                TABLE OF CONTENTS

                                                                            Page


   1.    Definitions...........................................................1

   2.    Basic Transaction.....................................................2
         (a)      The Merger...................................................2
         (b)      The Closing..................................................2
         (c)      Actions at the Closing.......................................3
         (d)      Effect of Merger.............................................3
         (e)      Procedure for Payment........................................4
         (f)      Closing of Transfer Records..................................4

   3.    Representations and Warranties of the Target..........................4
         (a)      Organization, Qualification, and Corporate Power.............4
         (b)      Capitalization...............................................4
         (c)      Authorization of Transaction.................................5
         (d)      Noncontravention.............................................5
         (e)      Financial Statements.........................................5
         (f)      Events Subsequent to Most Recent Fiscal Quarter End..........5
         (g)      Undisclosed Liabilities......................................5
         (h)      Brokers' Fees................................................5
         (i)      Continuity of Business Enterprise............................6
         (j)      [Deleted]....................................................6
         (k)      Absence of Certain Changes...................................6
         (l)      Litigation; Liabilities......................................6
         (m)      Compliance with Law..........................................6
         (n)      Taxes........................................................7
         (o)      Material Contracts...........................................7
         (p)      Assets of the Target.........................................8
         (q)      Affiliate Transactions.......................................8
         (r)      Customers....................................................8
         (s)      Year 2000....................................................9

   4.    Representations and Warranties of the Buyer...........................9
         (a)      Organization, Qualification and Corporate Power..............9
         (b)      Capitalization...............................................9
         (c)      Authorization of Transaction.................................9
         (d)      Noncontravention.............................................9
         (e)      Filings with the SEC........................................10
         (f)      Financial Statements........................................10
         (g)      Events Subsequent to Most Recent Fiscal Year End............10
         (h)      Undisclosed Liabilities.....................................10
         (i)      Employment Agreements.......................................10
         (j)      Brokers' Fees...............................................10
         (k)      Continuity of Business Enterprise...........................10
         (l)      Disclosure..................................................11

   5.    Covenants............................................................11
         (a)      General.....................................................11
         (b)      Notices and Consents........................................11
         (c)      Regulatory Matters and Approvals............................11

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         (d)      Operation of Target Business................................11
         (e)      Full Buyer Access...........................................12
         (f)      Notice of Developments......................................12
         (g)      Target Exclusivity..........................................12
         (h)      Insurance and Indemnification...............................12
         (i)      Compliance with the Securities Act..........................13
         (j)      Current Report on Form 8-K..................................13
         (k)      Continuity of Business Enterprise...........................13
         (l)      Unregistered Stock..........................................13

   6.    Conditions to Obligation to Close....................................13
         (a)      Conditions to Obligation of the Buyer.......................13
         (b)      Conditions to Obligation of the Target......................14

   7.    Termination..................................... ....................15
         (a)      Termination of Agreement....................................15
         (b)      Effect of Termination.......................................15

   8.    Miscellaneous........................................................15
         (a)      Survival....................................................15
         (b)      Press Releases and Public Announcements.....................15
         (c)      No Third Party Beneficiaries................................15
         (d)      Entire Agreement............................................15
         (e)      Succession and Assignment...................................16
         (f)      Counterparts................................................16
         (g)      Headings....................................................16
         (h)      Notices.....................................................16
         (i)      Governing Law...............................................16
         (j)      Amendments and Waivers......................................16
         (k)      Severability................................................17
         (l)      Expenses....................................................17
         (m)      Construction................................................17
         (n)      Incorporation of Exhibits and Schedules.....................17
         (o)      Expenses of Enforcement.....................................17

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                          AGREEMENT AND PLAN OF MERGER

         Agreement entered into as of May 21, 1999, by and between Nucleus, Inc., a Nevada corporation (the "Buyer"), and Telos Distributing, Inc., (the "Target"). The Buyer and the Target are referred to collectively herein as the "Parties."

         The Target Stockholders will receive capital stock in the Buyer in exchange for their capital stock in the Target.

         Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

         1.       Definitions.

         "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

         "Buyer" has the meaning set forth in the preface above.

         "Buyer-owned Share" means any Target Share that the Buyer owns beneficially.

         "Buyer Common Share" means any share of the Common Stock, $.001 par value per share, of the Buyer.

         "Buyer Preferred Share" means any share of Preferred Stock of the Buyer.

         "Buyer Warrant" means any warrant to purchase a Buyer-owned Share.

         "Closing" has the meaning set forth in ss.2(b) below.

         "Closing Date" has the meaning set forth in ss.2(b) below.

         "Confidential Information" means any information concerning the businesses and affairs of the Target and its Subsidiaries that is not already generally available to the public.

         "Conversion Ratio" has the meaning set forth in ss.2(d)(iv) below.

         "Definitive Buyer Proxy Materials" means the definitive proxy materials relating to the Special Buyer Meeting.

         "Disclosure Schedule" has the meaning set forth in ss.3 below.

         "Dissenting Share" means any Target Share which any stockholder who or which has exercised his or its appraisal rights under the Colorado Business Corporation Act holds of record.

         "Effective Time" has the meaning set forth in ss.2(d)(i) below.

         "Exchange Agent" has the meaning set forth in ss.2(e) below.

         "Financial Statements" has the meaning set forth in ss.3(e) below.

         "GAAP" means United States generally accepted accounting principles as in effect from time to time.

         "Colorado Certificate of Merger" has the meaning set forth in ss.2(c) below.

         "Colorado Business Corporation Act" means the Business Corporation Act of the State of Colorado, as amended.

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         "IRS" means the Internal Revenue Service.

         "Knowledge" means actual knowledge without independent investigation.

         "Merger" has the meaning set forth in ss.2(a) below.

         "Most Recent Fiscal Quarter End" has the meaning set forth in ss.4(f) below.

         "Nevada Certificate of Merger" has the meaning set forth in ss.2(c) below.

         "Nevada General Corporation Law" means the General Corporation Law of the State of Nevada as amended.

         "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

         "Party" has the meaning set forth in the preface above.

         "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

         "Public Report" has the meaning set forth in ss.4(e) below.

         "SEC" means the Securities and Exchange Commission.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

         "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

         "Surviving Corporation" has the meaning set forth in ss.2(a) below.

         "Target" has the meaning set forth in the preface above.

         "Target Share" means any share of the Common Stock, no par value per share, of the Target.

         "Target Stockholder" means any Person who or which holds any Target Shares.

         2.       Basic Transaction.

                  (a) The Merger. On and subject to the terms and conditions of this Agreement, the Target will merge with and into the Buyer (the "Merger") at the Effective Time. The Buyer shall be the corporation surviving the Merger (the "Surviving Corporation").

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                  (b)      The Closing. The closing of the transactions
contemplated by this Agreement (the "Closing") shall take place at the offices of Buyer's general counsel in Chicago, Illinois (or such other place as the parties may agree) commencing at 9:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Parties may mutually determine (the "Closing Date"); provided, however, that the Closing Date shall be no later than June 30, 1999.

                  (c) Actions at the Closing. At the Closing, (i) the Target will deliver to the Buyer the various certificates, instruments, and documents referred to in ss.6(a) below, (ii) the Buyer will deliver to the Target the various certificates, instruments, and documents referred to in ss.6(b) below, (iii) the Buyer and the Target will file with the Secretary of State of the State of Nevada a Certificate of Merger in a form customarily accepted by the Secretary of State of the State of Nevada (the "Nevada Certificate of Merger"), (iv) the Buyer and the Target will file with the Secretary of State of the State of Colorado a Certificate of Merger in a form customarily accepted by the Secretary of State of the State of Colorado (the "Colorado Certificate of Merger"), and (v) the Buyer will deliver to the Exchange Agent in the manner provided below in this ss.2 certificates evidencing the Buyer Shares issued in the Merger.

                  (d)      Effect of Merger.

                           (i) General. The Merger shall become effective at the time (the "Effective Time") the Buyer and the Target file the Certificate of Merger and Articles of Merger with the Secretary of State of the State of Colorado and the Secretary of State of the State of Nevada or such later time as specified in the Certificate of Merger and Articles of Merger. The Merger shall have the effect set forth in the Nevada General Corporation Law and the Colorado Business Corporation Act. The Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of either the Buyer or the Target in order to carry out and effectuate the transactions contemplated by this Agreement.

                           (ii) Certificate of Incorporation. The Certificate of Incorporation of the Buyer in effect at and as of the Effective Time will remain the Certificate of Incorporation of the Surviving Corporation without any modification or amendment in the Merger.

                           (iii) Bylaws. The Bylaws of the Buyer in effect at and as of the Effective Time will remain the Bylaws of the Surviving Corporation without any modification or amendment in the Merger.

                           (iv) Conversion of Target Shares. At and as of the Effective Time, (A) each Target Share (other than any Dissenting Share or Buyer-owned Share) shall be converted into the right to receive
          3.77359 Buyer Shares (the ratio of 3.77359 Buyer Shares to one Target Share is referred to herein as the "Conversion Ratio"), (B) each Dissenting Share shall be converted into the right to receive payment from the Surviving Corporation with respect thereto in accordance with the provisions of the Colorado Business Corporation Act , and (C) each Buyer-owned Share shall be canceled; provided, however, that the Conversion Ratio shall be subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split, or other change in the number of Target Shares outstanding. No Target Share shall be deemed to be outstanding or to have any rights other than those set forth above in this ss.2(d)(iv) after the Effective Time.

                           (v) Buyer Shares. Each Buyer Share issued and outstanding at and as of the Effective Time shall remain issued and outstanding.

                           (vi)    Buyer Warrants. Each Buyer Warrant
          outstanding at and as of the Effective Time shall remain outstanding and in full force and effect.

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                  (e)      Procedure for Payment.

                           (i) Immediately after the Effective Time, (A) the Buyer will furnish to Illinois Stock Transfer Company of Chicago, Illinois (the "Exchange Agent") stock certificates (issued in the name of the Exchange Agent or its nominee) representing that number of Buyer Shares equal to the product of (I) the Conversion Ratio times
          (II) the number of outstanding Target Shares (other than any Dissenting Shares and Buyer-owned Shares) and (B) the Buyer shall cause the Exchange Agent to mail a letter of transmittal (with instructions for its use) to each record holder of outstanding Target Shares for the holder to use in surrendering the certificates which represented his or its Target Shares in exchange for a certificate representing the number of Buyer Shares to which he or it is entitled.

                           (ii) The Buyer shall not pay any dividend or make any distribution on Buyer Shares (with a record date at or after the Effective Time) to any record holder of outstanding Target Shares until the holder surrenders for exchange his or its certificates which represented Target Shares. The Buyer instead shall pay the dividend or make the distribution to the Exchange Agent in trust for the benefit of the holder pending surrender and exchange. The Buyer may cause the Exchange Agent to invest any cash the Exchange Agent receives from the Buyer as a dividend or distribution in one or more of the investments permitted of banks and transfer companies; provided, however, that the terms and conditions of the investments shall be such as to permit the Exchange Agent to make prompt payments of cash to the holders of outstanding Target Shares as necessary. The Buyer may cause the Exchange Agent to pay over to the Buyer any net earnings with respect to the investments, and the Buyer shall replace promptly any cash which the Exchange Agent loses through investments. In no event, however, will any holder of outstanding Target Shares be entitled to any interest or earnings on the dividend or distribution pending receipt.

                           (iii) The Buyer may cause the Exchange Agent to return any Buyer Shares and dividends and distributions thereon remaining unclaimed 180 days after the Effective Time, and thereafter each remaining record holder of outstanding Target Shares shall be entitled to look to the Buyer (subject to abandoned property, escheat, and other similar laws) as a general creditor thereof with respect to the Buyer Shares and dividends and distributions thereon to which he or it is entitled upon surrender of his or its certificates.

                           (iv) The Buyer shall pay all charges and expenses of the Exchange Agent.

                  (f) Closing of Transfer Records. After the close of business on the Closing Date, transfers of Target Shares outstanding prior to the Effective Time shall not be made on the stock transfer books of the Surviving Corporation.

         3. Representations and Warranties of the Target. The Target represents and warrants to the Buyer that to the best of its knowledge the statements contained in this ss.3 are correct and complete as of the date of this Agreement and shall be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this ss.3), except as set forth in the disclosure schedule accompanying this Agreement and initialed by the Parties (the "Disclosure Schedule"). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this ss.3.

                  (a) Organization, Qualification, and Corporate Power. Each of the Target and its Subsidiaries is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Each of the Target and its Subsidiaries is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required except where the lack of such qualification would not have a material adverse effect on the financial condition of the Target and its Subsidiaries taken as a whole or on the ability of the Parties to consummate the transactions contemplated by this Agreement. Each of the Target and its Subsidiaries has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

                  (b) Capitalization. The entire authorized capital stock of the Target consists of 200,000 Target Shares, of which 79,500 Target Shares are issued and outstanding. All of the issued and outstanding Target Shares have

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been duly authorized and are validly issued, fully paid, and nonassessable.
There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Target to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Target.

                  (c) Authorization of Transaction. The Target has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Target, enforceable in accordance with its terms and conditions.

                  (d) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any of the Target and its Subsidiaries is subject or any provision of the charter or bylaws of any of the Target and its Subsidiaries or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which any of the Target and its Subsidiaries is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets) except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Security Interest would not have a material adverse effect on the financial condition of the Target and its Subsidiaries taken as a whole or on the ability of the Parties to consummate the transactions contemplated by this Agreement. Other than in connection with the provisions of the Colorado Business Corporation Act, the Nevada General Corporation Law, the Securities Exchange Act, the Securities Act, and the state securities laws, none of the Target and its Subsidiaries needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a material adverse effect on the Target and its Subsidiaries taken as a whole or on the ability of the Parties to consummate the transactions contemplated by this Agreement.

                  (e) Financial Statements. The Financial Statements of the Target for the fiscal quarter ended March 31,1999, and for the fiscal year ended December 31, 1998, (collectively, the "Financial Statement") have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, and present fairly the financial condition of the Target and its Subsidiaries as of the indicated dates and the results of operations of the Target and its Subsidiaries for the indicated periods; provided, however, that the interim statements are subject to normal year-end adjustments.

                  (f) Events Subsequent to Most Recent Fiscal Quarter End. Since the Most Recent Fiscal Quarter End, there has not been any material adverse change in the financial condition of the Target and its Subsidiaries taken as a whole.

                  (g) Undisclosed Liabilities. None of the Target and its Subsidiaries has any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for taxes, except for (i) liabilities set forth on the face of the balance sheet dated as of March 31, 1999, (rather than in any notes thereto) and
(ii) liabilities which have arisen after March 31, 1999, in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

                  (h) Brokers' Fees. None of the Target and its Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

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                  (i)      Continuity of Business Enterprise. The Target
operates at least one significant historic business line, or owns at least a significant portion of its historic business assets, in each case within the meaning of IRS Reg. ss.1.368-1(d).

                  (j)      [Deleted]

                  (k) Absence of Certain Changes. Except as disclosed in the Target's audited financial statements for the years ended December 31, 1998 and 1997, (a) the Target and each of its Subsidiaries has conducted its business in all material respects in the ordinary course of its business consistent with past practice and there has not been any material change in the financial condition, business, results of operations or prospects of the Target and its Subsidiaries, or any development or combination of developments that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the Target, and (b) since the end of the Target's fiscal year last ended until the date hereof, there has not been (i) any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of the Target; (ii) any change by the Target to its accounting policies, practices or methods; (iii) any amendment or change to the terms of any indebtedness material to the Target and its Subsidiaries taken as a whole; (iv) other than in the ordinary course of business consistent with past practice, any incurrence or cancellation of any claim, obligation, commitment, or indebtedness material to the Target and its Subsidiaries taken as a whole; (v) other than in the ordinary course of its business consistent with past practice, any transfer, lease, license, sale, mortgage, pledge, encumbrance or other disposition of assets or properties material to the Target and its Subsidiaries taken as a whole; (vi) any damage, destruction or other casualty loss with respect to any asset or property owned, leased or otherwise used by the Target or its Subsidiaries material to the Target and its Subsidiaries taken as a whole, whether or not covered by insurance; (vii) other than in the ordinary course of its business consistent with past practice or except as required by applicable law or pursuant to a contractual obligation in effect as of the date of this Agreement, (A) any execution, adoption or amendment of any agreement or arrangement relating to compensation, bonus, severance or change of control payments or benefits or any employee benefit plan or employment or consulting agreement or (B) any grant of any stock options or other equity related award; or (viii) any agreement or commitment entered into with respect to any of the foregoing.

                  (l) Litigation; Liabilities. (a) Except as disclosed in the Target's audited financial statements for the years ended December 31, 1998 and 1997 up to the date hereof, there are no civil, criminal or administrative actions, suits or claims, proceedings (including condemnation proceedings), hearings or investigations pending or, to the knowledge of the Target, threatened against, or otherwise adversely affecting the Target or any of its Subsidiaries or any of their respective assets or properties.

                           (b)     Neither the Target nor any of its
          Subsidiaries is subject to any cease and desist or other order, judgment, injunction or decree issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has adopted any board resolutions at the request of, any Governmental Entity, that materially restricts the conduct of its business (whether the type of business, the location thereof or otherwise), nor to the knowledge of the Target, has any Governmental Entity proposed issuing or requesting any of the foregoing.

                           (c)     Neither the Target nor any of its
          Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise), except (i) liabilities described in the Target's audited financial statements for the years ended December 31, 1998 and 1997 or
          (ii) liabilities incurred since the end of the Target's most recently completed fiscal year in the ordinary course of its business consistent with past practices.

                  (m) Compliance with Law. The Business of the Target and each of its Subsidiaries is being conducted in accordance in all material respects with all applicable statutes of law, ordinances, regulations, judgments, orders or decrees of any Governmental Entity, and not in violation in any material respect of any permits, franchises, licenses, authorizations or consents granted by any Governmental Entity, and the Target and each of its Subsidiaries has obtained all material permits, franchises, licenses, authorizations or consents necessary for the conduct of its business.

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                  (n)      Taxes. (a) All material Tax Returns required to be
filed by the Target or its Subsidiaries on or prior to the Effective Time or with respect to taxable periods ending on or prior to the Effective Time have been or will be prepared in good faith and timely filed with the appropriate Governmental Entity on or prior to the Effective Time or by the due date thereof including extensions.

                           (b) All Taxes that are required to be paid have been or will be fully paid (except with respect to matters contested in good faith set forth in the Target Disclosure Letter) on or as of May 21, 1999, are adequately reflected as a liability on the Target's or its Subsidiaries' books and records (without taking into account any deferred Tax liabilities), and all Taxes required to be collected or withheld from third parties have, in all material respects, been collected or withheld.

                           (c) The Target and each of its Subsidiaries have not waived any statute of limitations with respect to federal income Taxes or agreed to any extension of time with respect to federal income or material state Tax assessment or deficiency.

                           (d) As of the date hereof, there are not pending or, to the knowledge of the Target, threatened any audits, examinations, investigations, or other proceedings in respect of Taxes or Tax matters that (i) were raised by any Taxing authority in a written communication to the Target or any Subsidiary and (ii) would, if determined adversely to the Target, individually or in the aggregate, reasonably be expected to be material to the Target and its Subsidiaries taken as a whole after taking into account any reserves for Taxes set forth on the Target's audited financial statements for the years ended December 31, 1998 and 1997.

                           (e) The Target has made available to Buyer true and correct copies of the United States federal income and all material state income or franchise Tax Returns filed by the Target and its Subsidiaries for each of its fiscal years ended on or about December 31, 1996, 1997, and 1998.

As used in this Agreement, (i) the term "Tax" (including, with correlative meaning, the terms "Taxes" and "Taxable") includes all federal, state, local and foreign income, profits, franchise, gross receipts, license, premium, environmental (including Taxes under Section 59A of the Code), capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, transfer, property, withholding, excise, production, occupation, windfall profits, customs duties, social security (or similar), registration, value added, alternative or add-on minimum, estimated, occupancy and other Taxes, duties or governmental assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (ii) the term "Tax Return" includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

                  (o) Material Contracts. Set forth in the Target Disclosure Letter is a complete and accurate list of all of the following contracts (written or oral), plans, arrangements, undertakings, commitments or agreements ("Target Contracts") to which the Target or any of its Subsidiaries is a party or by which any of them is bound as of the date of this Agreement:

                           (a) each service, distribution, supply, inventory purchase, franchise, license, sales, agency, or advertising contract involving annual expenditures or liabilities in excess of $100 which is not cancelable (without material penalty, cost, or other liability) within one year;

                           (b) each promissory note, loan, agreement, indenture, evidence of indebtedness or other instrument providing for the lending of money, whether as borrower, lender or guarantor, in excess of $100;

                           (c) each lease under which either the Target or any of its Subsidiaries is the lessee or real property requiring lease payments in excess of $100 annually;

                           (d) each contract between the Target and/or any of its Subsidiaries, on the one hand, and any of their respective customers, on the other, relating to fuel supply and/or services, cargo operations, fixed base operations and government contract services;

                           (e) each joint venture, limited liability company or partnership agreement (i) pursuant to which any third party is entitled to develop any property and/or facility on behalf of the Target or any of its Subsidiaries material to the Target and its Subsidiaries taken as a whole or (ii) establishing an entity through which the Target holds a direct or indirect interest in any asset with a purchase price in excess of $1 million;

                           (f) each contract or agreement (written or oral) between any Principal Shareholder, on the one hand, and the Target or any of its Subsidiaries, on the other;

                           (g)     any contract that would constitute a
          "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC); and

                           (h) all arrangements between the Target and/or any of its Subsidiaries, on the one hand, and any of their respective customers, on the other, which arrangements prohibit, restrict, or which, upon the happening of an event, would prohibit or restrict the Target or any of its affiliates from doing business with any particular Person or type of Person.

True and complete copies of the written Target Contracts, as amended to date, that are identified in the Target Disclosure Letter, have been delivered or made available to Buyer.

         To the knowledge of the Target, each Target Contract is a valid and binding obligation of the Target, each Subsidiary of the Target which is a party thereto and each other party thereto, and is in full force and effect, and the Target and its Subsidiaries have performed and complied, in all material respects, with all of the obligations required to be performed or complied with by them under each Target Contract.

                  (p) Assets of the Target. The Target and its Subsidiaries have good and marketable title or a valid right to use all of the real properties that are necessary, and all of the personal assets and properties that are materially necessary, for the conduct of the business of the Target or any of its Subsidiaries, as currently conducted, free and clear of all liens, claims, pledges, security interests and other rights of third parties (other than those that do not materially interfere with or detract from the present use of the asset subject thereto or affected thereby).

                  (q) Affiliate Transactions. Except as set forth in the Target's audited financial statements for the years ended December 31, 1998 and 1997, but prior to the date hereof, there are no transactions, agreements, arrangements or understandings between the Target or any of its Subsidiaries, on the one hand, and any affiliate of the Target (other than wholly-owned Subsidiaries of the Target) or other Persons, on the other hand.

                  (r) Customers. (a) Neither the Target, any of its Subsidiaries, nor any other Person on behalf of the Target or any of its Subsidiaries is a party to, or is obligated under, any contract or other arrangement (oral or written) relating to the payment of any brokerage fees, finder's fees, or commissions or other similar compensation in connection with or relating to business between the Target and/or any of its Subsidiaries, on the one hand, and any of their respective customers, on the other.

                           (b) As of the date of this Agreement, to the knowledge of the Target and its Subsidiaries, no material customer of the Target or any of its Subsidiaries, as of the date hereof, has indicated that there is a material possibility that such customer will cease dealing with the Target or any of its Subsidiaries.

                           (c) As of the date of this Agreement, to the knowledge of the Target, since the end of the Target's fiscal year last ended, no material customer of the Target or any of its Subsidiaries has requested, and neither the Target nor any of its Subsidiaries has granted, any amendment or change to the terms of payment by such customer, in respect of any obligation or indebtedness to the Target or any of its Subsidiaries, other than in the ordinary course of its business consistent with past practice.

                           (d) As of the date of this Agreement, to the knowledge of the Target, no material customer of the Target or any of its Subsidiaries is insolvent or will be unable to pay its debts or obligations as they become due and payable.

                  (s) Year 2000. (a) All computer systems and software and all related components (including, but not limited to, hardware, firmware, system software, communications software, application software, personal computers and workstations, servers, networking, and peripheral equipment) owned or used in the Business, by the Target and its Subsidiaries have been tested and are fully Millennium Compliant. As used herein, "Millennium Compliant" means having the ability to provide the following functions before, during, and after January 1, 2000: (i) consistently handle, store, manipulate and process calendar dates falling on or after January 1, 2000, in the same manner and with the same functionality as with respect to calendar dates falling on or before December 31, 1999, including, but not limited to, accepting date input, providing date output, and performing calculations based on dates or portions of dates, without any functional or date abnormality or inaccurate results related to such dates;
(ii) function accurately in accordance with all applicable specifications and documentation, without interruption, before, during, and after January 1, 2000, without requiring any change in operations associated with the advent of the new century; (iii) respond to two-digit date input, if any, in a way that resolves any ambiguity as to century in a disclosed, defined, and predetermined manner, and (iv) have user interfaces and data fields formatted to distinguish between dates from the twentieth and twenty-first centuries, and store and provide output of date information in ways that are unambiguous as to a century.

                           (b) To the knowledge of the Target, the inability of any of the Target's significant suppliers, customers, and others with which it conducts business to identify and resolve their own Year 2000 issues will not have a Target Material Adverse Effect.

         4. Representations and Warranties of the Buyer. The Buyer represents and warrants to the Target that the statements contained in this ss.4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this ss.4), except as set forth in the Disclosure Schedule. The Disclosure Schedule will be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this ss.4.

                  (a) Organization, Qualification and Corporate Power. Each of the Buyer and its subsidiaries is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Each of the Buyer and its Subsidiaries is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required except where the lack of such qualification would not have a material adverse effect on the financial condition of the Buyer and its Subsidiaries taken as a whole or on the ability of the Parties to consummate the transactions contemplated by this Agreement. Each of the Buyer and its Subsidiaries has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

                  (b) Capitalization. The entire authorized capital stock of the Buyer consists of (i) 900,000,000 Buyer Common Shares, of which 6,436,936 Buyer Common Shares are issued and outstanding, and no Buyer Common Shares are held in treasury, (ii) 8,000,000 Buyer Preferred Shares, none of which Buyer Preferred Shares are issued or outstanding, and (iii) 367,050 Buyer Warrants. All of the Buyer Common Shares to be issued in the Merger have been duly authorized and, upon consummation of the Merger, will be validly issued, fully paid, and nonassessable. There are no other outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Buyer to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Buyer.

                  (c) Authorization of Transaction. The Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder; provided, however, that the Buyer cannot consummate the Merger unless and until it receives the Requisite Buyer Stockholder Approval. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions.

                  (d) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of the charter or bylaws of the Buyer or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject, except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, or failure to give notice would not have a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement. Other than in connection with the provisions of the Colorado Business Corporation Act,, the Nevada General Corporation Law, the Securities Exchange Act, the Securities Act, and the state securities laws, the Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement.

                  (e) Filings with the SEC. The Buyer has made all filings with the SEC that it has been required to make under the Securities Act and the Securities Exchange Act (collectively the "Public Reports"). Each of the Public Reports has complied with the Securities Act and the Securities Exchange Act in all material respects. None of the Public Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Buyer has delivered to the Buyer a correct and complete copy of each Public Report (together with all exhibits and schedules thereto and as amended to date).

                  (f) Financial Statements. The Buyer has filed Quarterly Reports on Form 10-Q for the fiscal quarters ended September 30, 1998 (the "Most Recent Fiscal Quarter End"), June 30, 1998, and March 31, 1998, and an Annual Report on Form 10-K for the fiscal year ended December 31, 1998, (the"Most Recent Fiscal Year End"). The financial statements included in or incorporated by reference into these Public Reports (including the related notes and schedules) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, and present fairly the financial condition of the Buyer and its Subsidiaries as of the indicated dates and the results of operations of the Buyer and its Subsidiaries for the indicated periods; provided, however, that the interim statements are subject to normal year-end adjustments.

                  (g) Events Subsequent to Most Recent Fiscal Year End. Since the Most Recent Fiscal Year End, there has not been any material adverse change in the financial condition of the Buyer and its Subsidiaries taken as a whole.

                  (h) Undisclosed Liabilities. None of the Buyer and its Subsidiaries has any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for taxes, except for (i) liabilities set forth on the face of the balance sheet dated as of the Most Recent Fiscal Year End (rather than in any notes thereto) and (ii) liabilities which have arisen after the Most Recent Fiscal Year End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

                  (i) Employment Agreements. There are no employment agreements or arrangements of any kind between Buyer and any of its executive officers or key employees which cannot be terminated upon not more than two weeks notice.

                  (j) Brokers' Fees. The Buyer does not have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any of the Target and its Subsidiaries could become liable or obligated.

                  (k) Continuity of Business Enterprise. It is the present intention of the Buyer to continue at least one significant historic business line of the Target, or to use at least a significant portion of the Target's historic business assets in a business, in each case within the meaning of IRS Reg. ss.1.368-1(d).

                  (l) Disclosure. The Buyer's filing on Form 8-K with the U.S. Securities and Exchange Commission ("SEC") will comply with the Securities Act and the Securities Exchange Act in all material respects. The Form 8-K will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they will be made, not misleading; provided, however, that the Buyer makes no representation or warranty with respect to any information that the Target will supply specifically for use in the Form 8-K. None of the information that the Buyer will supply specifically for use in the Form 8-K will contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they will be made, not misleading.

         5. Covenants. The Parties agree as follows with respect to the period from and after the execution of this Agreement.

                  (a) General. Each of the Parties shall use its best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in ss.6 below).

                  (b) Notices and Consents. The Target shall give any notices (and will cause each of its Subsidiaries to give any notices) to third parties, and shall use its best efforts to obtain (and shall cause each of its Subsidiaries to use its reasonable best efforts to obtain) any third party consents, that the Buyer reasonably may request in connection with the matters referred to in ss.3(d) above.

                  (c) Regulatory Matters and Approvals. Each of the Parties shall (and the Target shall cause each of its Subsidiaries to) give any notices to, make any filings with, and use its best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in ss.3(d) and ss.4(d) above. Without limiting the generality of the foregoing:

                           (i) Securities Act, Securities Exchange Act, and State Securities Laws. The Buyer shall prepare and file with the SEC a Current Report on Form 8-K under the Securities Exchange Act relating to the transaction. The Buyer shall make any further filings (including amendments and supplements) in connection therewith that may be necessary, proper, or advisable. The Target shall provide the Buyer, with whatever information and assistance in connection with the foregoing filings that the Buyer reasonably may request.

                  (d) Operation of Target Business. The Target shall not (and shall not cause or permit any of its Subsidiaries to) engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing:

                           (i) none of the Target and its Subsidiaries shall authorize or effect any change in its charter or bylaws;

                           (ii) none of the Target and its Subsidiaries shall grant any options, warrants, or other rights to purchase or obtain any of its capital stock or issue, sell, or otherwise dispose of any of its capital stock (except upon the conversion or exercise of options, warrants, and other rights currently outstanding);

                           (iii) none of the Target and its Subsidiaries shall declare, set aside, or pay any dividend or distribution with respect to its capital stock (whether in cash or in kind), or redeem, repurchase, or otherwise acquire any of its capital stock;

                           (iv) none of the Target and its Subsidiaries shall issue any note, bond, or other debt security or create, incur, assume, or guarantee any indebtedness for borrowed money or capitalized lease obligation outside the Ordinary Course of Business;

                           (v) none of the Target and its Subsidiaries shall impose any Security Interest upon any of its assets outside the Ordinary Course of Business;

                           (vi) none of the Target and its Subsidiaries shall make any capital investment in, make any loan to, or acquire the securities or assets of any other Person outside the Ordinary Course of Business;

                           (vii) none of the Target and its Subsidiaries shall make any change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business; and

                           (viii) none of the Target and its Subsidiaries shall commit to any of the foregoing.

                  (e) Full Buyer Access. The Target shall (and shall cause each of its Subsidiaries to) permit representatives of the Buyer to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Target and its Subsidiaries, to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to each of the Target and its Subsidiaries. The Buyer will treat and hold as such any Confidential Information it receives from any of the Target and its Subsidiaries in the course of the reviews contemplated by this ss.5(e), shall not use any of the Confidential Information except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, agrees to return to the Target all tangible embodiments (and all copies) thereof which are in its possession.

                  (f) Notice of Developments. Each Party shall give prompt written notice to the other of any material adverse development causing a breach of any of its own representations and warranties in ss.3 and ss.4 above. No disclosure by any Party pursuant to this ss.5(f), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

                  (g) Target Exclusivity. The Target shall not (and shall not cause or permit any of its Subsidiaries to) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of all or substantially all of the capital stock or assets of any of the Target and its Subsidiaries (including any acquisition structured as a merger, consolidation, or share exchange); provided, however, that the Target, its Subsidiaries, and their directors and officers will remain free to participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing to the extent their fiduciary duties may require. The Target shall notify the Buyer immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

                  (h)      Insurance and Indemnification.

                           (i)     After the Effective Time, the Buyer
          (collectively, the "Indemnifying Party") shall indemnify, defend and hold harmless, to the full extent a corporation is permitted under the Nevada Law to indemnify the Target's directors, officers and agents (collectively the "Indemnified Party"), each person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time an officer or director of Target, and for purposes of clause (ii) below any agent of Target acting at the request of its officers or directors in connection with the negotiation, execution and delivery of this Agreement and the consummation of the Merger (the "Indemnified Parties") against (i) all losses, claims, damages, costs, reasonable expenses, liabilities or judgments or amounts ("Indemnified Liabilities") that are paid in settlement with the approval of the Indemnifying Party (which approval shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of Target, whether pertaining to any matter existing now or occurring at or prior to the Effective Time and whether asserted or claimed prior to or at or after the Effective Time. The Indemnifiying Party will pay expenses incurred by an Indemnified Party in advance of the final disposition of any such action or proceeding upon receipt of an undertaking by or on behalf of such Indemnified Party to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified.

                           (ii) For the entire period from the Effective Time until at least three years after the Effective Time, the Buyer will cause the Target to maintain without any reduction in scope or coverage the indemnification provisions for present and former officers and directors contained in Buyer's Certificate of Incorporation and By-laws in effect on the date hereof.

                           (iii) The provisions of this paragraph 5(h) shall survive the Effective Time and are intended to be for the benefit of and shall be enforceable by each Indemnified Party and his or her heirs and representatives.

                  (i) Compliance with the Securities Act. Target shall use its commercially reasonable efforts to cause each person who receives Buyer Common Shares in the Merger to deliver to the Buyer on or prior to the Effective Time a written agreement to the effect that the person acknowledges that the shares received in the transaction are "restricted shares" as that term is defined in SEC Rule 144 and that the person will dispose of such shares only after receiving an opinion from counsel of his choice that such disposition is exempt from registration under SEC Rule 144.

                  (j) Current Report on Form 8-K. Buyer will use its commercially reasonable efforts to file a Current Report on Form 8-K containing financial results of the combined operations of the Target and Buyer covering a period of at least 30 days following the Effective Date with the SEC within 45 days after the last day of the first full month following the Effective Date; provided, however, that Buyer may delay the filing of the Form 8-K for a reasonable period of time if it determines, in good faith, that the filing would require disclosure of information not otherwise than required to be disclosed and that such disclosure would adversely affect any material business situation, transaction or negotiation then proposed, contemplated or being engaged in by Buyer.

                  (k) Continuity of Business Enterprise. The Buyer will continue at least one significant historic business line of the Target, or use at least a significant portion of the Target's historic business assets in a business, in each case within the meaning of Reg. ss.1.368-1(d).

                  (l) Unregistered Stock. Target understands and acknowledges that the Buyer common stock to be issued to the Target in the Merger will not be registered with the U.S. Securities and Exchange Commission.

         6.       Conditions to Obligation to Close.

                  (a) Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                           (i) the representations and warranties set forth in ss.3 above shall be true and correct in all material respects at and as of the Closing Date;

                           (ii) the Target shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

                           (iii) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of the Surviving Corporation to own the former assets, to operate the former businesses, and to control the former Subsidiaries of the Target, or (D) affect adversely the right of any of the former Subsidiaries of the Target to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

                           (iv) the Target shall have delivered to the Buyer a certificate to the effect that each of the conditions specified above in ss.6(a)(i)-(iii) is satisfied in all respects;

                           (v)     [Deleted]

                           (vi)    [Deleted]

                           (vii)   [Deleted]

                           (viii) all actions to be taken by the Target in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to the Buyer.

                           (ix) The Buyer shall have completed a satisfactory due diligence investigation of the Target, acceptable to Buyer at its sole discretion..

                           (x) the Target shall have furnished audited financial statements prepared in accordance with generally accepted accounting principles (GAAP) to the Buyer as required by the Act. Additionally, the target shall furnish its most recent fiscal quarter financial statements prepared in accordance with GAAP to the Buyer.

The Buyer may waive any condition specified in this ss.6 if it executes a writing so stating at or prior to the Closing.

                  (b) Conditions to Obligation of the Target. The obligation of the Target to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                           (i) this Agreement and the Merger shall have received the requisite buyer stockholder approval, if any;

                           (ii) the representations and warranties set forth in ss.4 above shall be true and correct in all material respects at and as of the Closing Date;

                           (iii) the Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

                           (iv) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of the Surviving Corporation to own the former assets, to operate the former businesses, and to control the former Subsidiaries of the Target, or (D) affect adversely the right of any of the former Subsidiaries of the Target to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

                           (v) the Buyer shall have delivered to the Target a certificate to the effect that each of the conditions specified above in ss.6(b)(i)-(iv) is satisfied in all respects;

                           (vi) the Target shall have received from counsel to the Buyer an opinion in form and substance reasonably satisfactory to Target, addressed to the Target, and dated as of the Closing Date;

                           (vii) all actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Target.

The Target may waive any condition specified in this ss.6(b) if it executes a writing so stating at or prior to the Closing.

         7.       Termination.

                  (a) Termination of Agreement. Either of the Parties may terminate this Agreement with the prior authorization of its board of directors (whether before or after stockholder approval) as provided below:

                           (i) the Parties may terminate this Agreement by mutual written consent at any time prior to the Effective Time;

                           (ii) the Buyer may terminate this Agreement by giving written notice to the Target at any time prior to the Effective Time (A) in the event the Target has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Buyer has notified the Target of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before June 30, 1999, by reason of the failure of any condition precedent under ss.6(a) hereof (unless the failure results primarily from the Buyer breaching any representation, warranty, or covenant contained in this Agreement);

                           (iii) the Target may terminate this Agreement by giving written notice to the Buyer at any time prior to the Effective Time (A) in the event the Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Target has notified the Buyer of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before June 30, 1999, by reason of the failure of any condition precedent under ss.6(b) hereof (unless the failure results primarily from the Target breaching any representation, warranty, or covenant contained in this Agreement); or

                           (iv) any Party may terminate this Agreement by giving written notice to the other Party at any time after the Special Buyer Meeting in the event this Agreement and the Merger fail to receive the Requisite Buyer Stockholder Approval.

                  (b) Effect of Termination. If any Party terminates this Agreement pursuant to ss.7(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach); provided, however, that the terms specified in ss.8(a) shall survive any such termination.

         8.       Miscellaneous.

                  (a) Survival. None of the representations, warranties, and covenants of the Parties (other than the provisions in ss.2 above concerning issuance of the Buyer Shares; ss.5(e) concerning confidentiality; and ss.5(h) above concerning insurance and indemnification will survive the Effective Time.

                  (b) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its best efforts to advise the other Party prior to making the disclosure).

                  (c) No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns; provided, however, that the provisions in ss.5(h) above concerning insurance and indemnification are intended for the benefit of the individuals specified therein and their respective legal representatives.

                  (d) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

                  (e) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party.

                  (f) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

                  (g) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

                  (h) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

         If to the Buyer:
                           Nucleus, Inc.
                           150 North Michigan Avenue
                           Suite 3610
                           Chicago, Illinois 60601

         Copy to:
                           Frederick H. Kopko, Jr.
                           McBreen, McBreen & Kopko
                           20 North Wacker Drive
                           Suite 2520
                           Chicago, Illinois 60606

         If to the Target:
                           Telos Distributing, Inc.
                           4935 Allison St. Unit 1
                           Arvada, CO 80002

         Copy to:
                           Barry K Arrington, P.C.
                           10020 East Girard Ave
                           Suite 300
                           Denver, CO 80231

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

                  (i) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Illinois without giving effect to any choice or conflict of law provision or rule (whether of the State of Illinois or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Illinois.

                  (j) Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to the Effective Time with the prior authorization of their respective boards of directors; provided, however, that any amendment effected subsequent to stockholder approval shall be subject to the restrictions contained in the Colorado Business Corporation Act and in the Nevada General Corporation Law. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by both of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

                  (k) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

                  (l) Expenses. Each of the Parties shall bear its own costs and expenses (including legal and accounting fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

                  (m) Construction. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires. The word "including" shall mean including without limitation.

                  (n) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

                  (o) Expenses of Enforcement. In the event either party shall institute suit or any other proceeding to enforce any rights under this Agreement, the prevailing party shall be entitled to recover all costs and expenses incurred in such suit, including court costs, expert witness fees and reasonable attorneys' fees.

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.


                                             NUCLEUS, INC.


                                             By:  /s/ JOHN C. PAULSEN
                                                  ------------------------------
                                                  John C. Paulsen
                                                  Title:  President


                                             TELOS DISTRIBUTING, INC.


                                             By:  /s/ THOMAS MINNIG
                                                  ------------------------------
                                                  Thomas Minnig
                                                  Title:  President